Exhibit 99.1

NEWS RELEASE

CSL006012	07/25/06

Carlisle Companies Reports a 30% Increase in Second Quarter Income from Continuing Operations and Increases Full Year Guidance

CHARLOTTE, NORTH CAROLINA, July 25, 2006… Carlisle Companies Incorporated (NYSE:CSL) reported income from continuing operations of $54.6 million, or $1.76 per diluted share, for the quarter ended June 30, 2006, an increase of 30% above $42.1 million, or $1.34 per diluted share, for the second quarter of 2005.  Earnings before interest and income taxes (“EBIT”) for the second quarter of 2006 was $84.2 million or 12.2% expressed as a percent of net sales.  EBIT for the second quarter of 2005 was $66.0 million or 11.1% expressed as a percent of sales.

Richmond McKinnish, Carlisle President and CEO, commented, “The second quarter of 2006 met our expectations. We continue to see strength in many of our end markets; therefore, we are increasing our guidance for income from continuing operations for the full year 2006 to the range of $5.25 to $5.45 per diluted share from the previous range of $5.00 to $5.20 per diluted share.”

Net sales of $692.7 million in the second quarter of 2006 were $101.1 million, or an increase of 17%, as compared to net sales of $591.6 million in the second quarter of 2005.  Organic sales growth accounted for $84.1 million, or 83%, of the improvement over the prior-year quarter, primarily as a result of strong organic growth in the Construction Materials segment and the Diversified Components segment.  The organic sales growth rate was 14.2% for the second quarter of 2006 as compared to an organic growth rate of 9.6% for the second quarter 2005.  Acquisitions in the Diversified Components segments accounted for $13.4 million, or 13%, of the growth over the second quarter of 2005, while changes in foreign currency exchange rates contributed $3.6 million, or 4%.

Construction Materials:  Net sales of $292.9 million in the second quarter of 2006 were 29% above $227.9 million of net sales in the second quarter of 2005 primarily related to higher volumes of TPO (thermoplastic polyolefin) membrane and insulation reflecting Carlisle’s expanded geographic reach within the U.S. and focus on total system sales.  Second quarter 2006 EBIT of $46.6 million was 20% above second quarter 2005 EBIT of $38.8 million.  Prior year results included pre-tax gains of $1.3 million on the sale of property and $1.3 million of insurance proceeds related to a fire at a small coatings and waterproofing plant that occurred in 2002. Segment EBIT for the second quarter of 2006 and 2005 included earnings related to the Company’s equity share of income at its European roofing joint venture, Icopal, of $0.7 million and $0.6 million, respectively.

Industrial Components:  Net sales of $214.7 million for the three months ended June 30, 2006 represented a 3% increase over net sales of $209.2 million for the same period in 2005.  The tire and wheel business increased revenues on higher commercial outdoor power equipment, ATV (all-terrain vehicles) and high speed trailer tire sales as well as increased sales to the replacement market.  Improvement in the tire and wheel business was slightly offset by lower sales in the power transmission belt business driven by reduced volumes for the agricultural market.  EBIT of $23.4 million in the second quarter of 2006 was 18% above EBIT of $19.8 million reported in the same quarter of 2005.  Earnings in the current-year quarter included a $5.6 million gain resulting from the curtailment of certain retiree medical benefits and $1.5 million of proceeds related to certain legal actions initiated by the Company.  Negatively impacting results in the second quarter of 2006 were charges of $1.3 million related to a lease termination and $1.2 million related to the impairment of certain assets at the closed Red Wing, MN facility.  Earnings in the prior year included $3.6 million related to certain legal actions.

Diversified Components:  Net sales of $185.1 million in the second quarter of 2006 were 20% higher than net sales of $154.5 million for the same period of 2005 while EBIT in the second quarter of 2006 of $21.5 million was 41% higher than EBIT of $15.3 million in the second quarter of 2005.  Results for the current-year quarter were negatively impacted by pre-tax charges of $2.5 million related to an arbitration proceeding concerning the termination of a supply agreement in the Company’s high-performance wire and cable business.  Strong demand in the specialty trailer business and the wire and cable business, as well as acquisitions in the two brake businesses accounted for a significant portion of the increase in net sales.  The Company’s refrigerated truck body business also experienced favorable comparisons to the prior year, which was negatively impacted by a labor dispute in 2005.

Discontinued Operations

In the fourth quarter of 2005, the Company announced it was exiting the businesses of Carlisle Systems & Equipment which include Carlisle Process Systems and the Walker Group.  On April 10, 2006, Carlisle announced it had signed a definitive agreement to sell Carlisle Process Systems to Tetra Pak, a division of the Tetra Laval Group, a private industrial group headquartered in Switzerland.  The sale of the Carlisle Process Systems businesses is subject to regulatory approvals as well as other customary closing conditions.  The Company is actively marketing the Walker Group businesses.  The sale of Carlisle Process Systems and the Walker Group businesses are expected to be completed by December 31, 2006.

Income from discontinued operations, net of tax, in the second quarter of 2006 was $1.4 million as compared to losses from discontinued operations in the second quarter of 2005 of $7.4 million.

Net Income

Net income for the second quarter ended June 30, 2006 of $56.0 million, or $1.80 per diluted share, was 61% higher than net income in the second quarter ended June 30, 2005 of $34.7 million, or $1.11 per diluted share.  The increase in net income for the second quarter 2006 was due primarily to the improved income from continuing operations as well as the second quarter 2005 including the aforementioned losses from discontinued operations.

Cash Flow

Cash provided by continuing operations of $55.7 million for the six months ended June 30, 2006 was significantly stronger than $19.8 million provided in the first half of 2005 due primarily to increased operating income and a reduction in cash required to fund working capital levels.  Cash used in investing activities was $46.9 million in 2006 compared to $46.1 million in 2005.  Capital expenditures of $50.9 million in the first half of 2006 were comparable to capital expenditures of $50.7 million in the first six months of 2005 with the Construction Materials segment representing the majority of the expenditures for both periods.  Cash used in financing activities of $15.1 million in the six months ended June 30, 2006 compared to cash provided by financing activities of $41.9 million in the first half of 2005.  The year-over-year change in financing cash flow is due primarily to a reduction in short-term borrowings in 2006 on stronger cash flow from operating activities.  Financing cash flows in 2005 included the use of $16.4 million to purchase 200,000 shares of common stock.

Backlog

Backlog from continuing operations at June 30, 2006 of $269.9 million was below the backlog of $295.4 million at March 31, 2006 and slightly higher than the backlog of $261.3 million at June 30, 2005.  Increased backlog for the Construction Materials segment was more than offset by decreased backlog in the Industrial Components segment reflecting the seasonality of the lawn and garden market.

Conference Call and Webcast

The Company will discuss second quarter 2006 results on a conference call for investors on Tuesday, July 25, 2006 at 11:00 a.m. Eastern.  The call may be accessed live at http://www.carlisle.com/investors/conference_call.html, or the taped call may be listened to shortly following the live call at the same website location until August 8, 2006.  A PowerPoint presentation will also be available for viewing and/or printing at the same website location.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, foodservice, and data transmission industries.

CONTACT:	Carol P. Lowe
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED
Financial Results
For the periods ended June 30
(In millions, except per share data)
(Unaudited)

	Second Quarter			Six Months
	2006	2005*	% Change	2006	2005*	% Change
Net sales	$692.7	$591.6	17%	$1,313.8	$1,129.3	16%

Income from continuing operations, net of tax	$54.6	$42.1	30%	$93.7	$70.8	32%

Income (loss) from discontinued operations, net of tax	1.4	(7.4)	NM	3.5	(7.9)	NM
Net income	$56.0	$34.7	62%	$97.2	$62.9	54%

Basic earnings per share
Continuing operations	$1.78	$1.36	31%	$3.07	$2.29	34%
Discontinued operations	0.05	(0.24)	NM	0.11	(0.26)	NM
Net income	$1.83	$1.12	63%	$3.18	$2.03	57%

Diluted earnings per share
Continuing operations	$1.76	$1.34	31%	$3.02	$2.26	34%
Discontinued operations	0.04	(0.23)	NM	0.12	(0.25)	NM
Net income	$1.80	$1.11	62%	$3.14	$2.01	56%

SEGMENT FINANCIAL DATA (Continuing Operations)
(In millions)

Second Quarter	2006			2005*
	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Construction Materials	$292.9	$46.6	15.9%	$227.9	$38.8	17.0%
Industrial Components	214.7	23.4	10.9%	209.2	19.8	9.5%
Diversified Components	185.1	21.5	11.6%	154.5	15.3	9.9%
Subtotal	692.7	91.5	13.2%	591.6	73.9	12.5%
Corporate	-	(7.3)		-	(8.0)
Total	$692.7	$84.2	12.2%	$591.6	$65.9	11.1%

Six Months	2006			2005*
	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Construction Materials	$520.8	$78.9	15.1%	$399.4	$53.4	13.4%
Industrial Components	438.8	45.2	10.3%	431.3	44.6	10.3%
Diversified Components	354.2	39.2	11.1%	298.6	29.3	9.8%
Subtotal	1,313.8	163.3	12.4%	1,129.3	127.3	11.3%
Corporate		(16.5)			(15.1)
Total	$1,313.8	$146.8	11.2%	$1,129.3	$112.2	9.9%

* 2005 figures have been revised to reflect discontinued operations and conform with the 2006 segment presentation

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED
Supplemental Financial Information
For the periods ended June 30
(Unaudited)

Income from continuing operations of $1.76 per diluted share for the second quarter of 2006 and

$1.34 for the second quarter of 2005 included the following items on a per diluted share basis:

	Second Quarter	Second Quarter
	2006	2005
Consolidated:
Tax benefit related to U.S. federal tax audit	$0.04	—

Construction Materials segment:
Gain on sale of property		0.03
Gain on insurance proceeds		0.03

Industrial Components:
Curtailment gain on retiree medical benefits	0.12
Gain on certain legal proceedings	0.03	0.08
Lease termination costs	(0.03)
Asset impairment charges on closed facility	(0.03)

Diversified Components:
Award for arbitration proceedings concerning termination of a supply agreement	(0.06)
	$0.07	$0.14

CARLISLE COMPANIES INCORPORATED
Consolidated Statement of Earnings
For the periods ended June 30

(In thousands except per share data)
(Unaudited)

	Second Quarter			Six Months
	2006	2005*	% Change	2006	2005*	% Change
Net sales	$692,704	$591,596	17.1%	$1,313,809	$1,129,334	16.3%
Cost and expenses:
Cost of goods sold	545,908	470,469	16.0%	1,039,633	898,040	15.8%
Selling and administrative expenses	60,675	55,740	8.9%	122,034	110,755	10.2%
Research and development expenses	3,701	3,812	-2.9%	7,585	7,733	-1.9%
Other (income) expense, net	(1,781)	(4,393)	NM	(2,236)	654	NM

Earnings before interest & income taxes	84,201	65,968	27.6%	146,793	112,152	30.9%

Interest expense, net	5,363	4,133	29.8%	9,619	8,038	19.7%

Earnings before income taxes	78,838	61,835	27.5%	137,174	104,114	31.8%

Income taxes	24,190	19,753	22.5%	43,442	33,277	30.5%

Income from continuing operations, net of tax	54,648	42,082	29.9%	93,732	70,837	32.3%
Percent of net sales	7.9%	7.1%		7.1%	6.3%

Income (loss) from discontinued operations, net of tax	1,400	(7,406)	NM	3,492	(7,908)	NM
Net income	$56,048	$34,676	61.6%	$97,224	$62,929	54.5%

Basic earnings per share
Continuing operations	$1.78	$1.36	30.9%	$3.07	$2.29	34.1%
Discontinued operations	0.05	(0.24)	NM	0.11	(0.26)	NM
Basic earnings per share	$1.83	$1.12	63.4%	$3.18	$2.03	56.7%

Diluted earnings per share
Continuing operations	$1.76	$1.34	31.3%	$3.02	$2.26	33.6%
Discontinued operations	0.04	(0.23)	NM	0.12	(0.25)	NM
Diluted earnings per share	$1.80	$1.11	62.2%	$3.14	$2.01	56.2%

Average shares outstanding (000’s) - basic	30,640	30,977		30,543	30,960
Average shares outstanding (000’s) - diluted	31,059	31,335		31,010	31,340

Dividends	$7,704	$7,163		$15,360	$14,304
Dividends per share	$0.250	$0.230	8.7%	$0.500	$0.460	8.7%

* 2005 figures have been revised to reflect discontinued operations.
NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED
Comparative Condensed Consolidated Balance Sheet
(In thousands)
(Unaudited)

	June 30,	December 31,
	2006	2005
Assets
Current Assets
Cash and cash equivalents	$30,273	$38,745
Receivables	265,067	163,277
Inventories	359,456	336,090
Prepaid expenses and other	54,607	57,272
Current assets held for sale	57,156	65,788
Total current assets	766,559	661,172
Property, plant and equipment, net	453,173	432,749
Other assets	437,727	426,381
Non-current assets held for sale	44,115	42,955
	$1,701,574	$1,563,257

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$42,468	$57,993
Accounts payable	160,793	127,698
Accrued expenses	143,331	145,375
Current liabilities associated with assets held for sale	43,656	41,645
Total current liabilities	390,248	372,711
Long-term debt	282,004	282,426
Other liabilities	185,956	176,911
Non-current liabilities associated with assets held for sale	161	970
Shareholders’ equity	843,205	730,239
	$1,701,574	$1,563,257

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Statement of Cash Flows

For the Six Months Ended June 30

(In thousands)

(Unaudited)

	2006	2005*
Operating activities
Net income	$97,224	$62,929
Reconciliation of net earnings to cash flows:
(Income) loss from discontinued operations, net of tax	(3,492)	7,908
Depreciation and amortization	28,351	26,848
Non-cash compensation	3,902	911
Loss on equity investments	2,269	3,141
Loss on writedown of assets	1,245
Foreign exchange loss	551	418
Deferred taxes	2,574	(1,540)
Loss (gain) on investments, property and equipment, net	1,195	(1,860)
Receivables under securitization program	(4,900)
Working capital	(71,948)	(77,909)
Other	(1,226)	(1,015)
Net cash provided by operating activities	55,745	19,831
Investing activities
Capital expenditures	(50,892)	(50,704)
Proceeds from investments, property and equipment	3,052	3,959
Other	922	608
Net cash used in investing activities	(46,918)	(46,137)
Financing activities
Net change in short-term debt and revolving credit lines	(15,062)	68,147
Reductions of long-term debt	—	(260)
Dividends	(15,360)	(14,304)
Purchase of common shares	—	(16,428)
Treasury shares and stock options, net	15,335	4,699
Net cash (used in) provided by financing activities	(15,087)	41,854
Net cash used in discontinued operations	(1,304)	(3,583)
Effect of exchange rate changes on cash	(908)	(86)
Change in cash and cash equivalents	(8,472)	11,879
Cash and cash equivalents
Beginning of period	38,745	25,018
End of period	$30,273	$36,897

* 2005 figures have been revised to reflect discontinued operations.